Exhibit 99.1

Mersana Therapeutics Provides Business Update and Announces
Fourth Quarter and Full Year 2024 Financial Results

•	Announced positive initial Phase 1 clinical data and an additional Fast Track designation for Emi-Le

•	Initiated first expansion cohort in patients with triple-negative breast cancer (TNBC) previously treated with at least one topoisomerase-1 inhibitor (topo-1) ADC

•	Plan to present additional clinical data from dose escalation and backfill cohorts in 2025

•	Conference call today at 8:00 a.m. ET

CAMBRIDGE, Mass., March 3, 2025 – Mersana Therapeutics, Inc. (NASDAQ: MRSN), a clinical-stage biopharmaceutical company focused on discovering and developing a pipeline of antibody-drug conjugates (ADCs) targeting cancers in areas of high unmet medical need, today provided a business update and reported financial results for the fourth quarter and full year ended December 31, 2024.

“We made significant progress advancing the clinical development of Emi-Le in 2024,” said Martin Huber, M.D., President and Chief Executive Officer of Mersana Therapeutics. “These efforts enabled us to begin 2025 by announcing positive initial Phase 1 clinical data, the initiation of expansion and a Fast Track designation for HER2-negative breast cancer patients who have previously been treated with at least one topo-1 ADC. With promising monotherapy activity reported in patients across multiple tumors, including those with heavily pretreated triple-negative breast cancer, as well as a differentiated tolerability profile that may enable combination approaches, we believe Emi-Le offers us unique development opportunities that are unavailable to other B7-H4 ADCs.”

Emiltatug Ledadotin (Emi-Le; XMT-1660)

In January 2025, Mersana announced positive initial Phase 1 clinical data for Emi-Le, the company’s lead Dolasynthen ADC candidate targeting B7-H4, from 130 patients who were enrolled in dose escalation and backfill cohorts as of a December 13, 2024 data cutoff. The company also announced that Emi-Le had received a second Fast Track designation from the U.S. Food and Drug Administration (FDA).

The expansion portion of the company’s Phase 1 clinical trial continues at a dose of 67.4 mg/m2 administered every four weeks in patients with TNBC who had received one to four prior lines of therapy, including at least one topo-1 ADC. In parallel, the company continues to explore higher doses in dose escalation and backfill cohorts to identify a second dose for expansion.

In 2025, Mersana plans to initiate expansion enrollment at a second dose in patients with TNBC who have received one to four prior lines of treatment, including at least one prior topo-1 ADC. The company also plans to present additional Phase 1 clinical data from dose escalation and backfill cohorts in 2025.

XMT-2056

Mersana has continued to advance the dose escalation portion of its Phase 1 clinical trial of XMT-2056, the company's lead Immunosynthen ADC candidate targeting a novel HER2 epitope. GSK plc has an exclusive global license option to co-develop and commercialize XMT-2056. Mersana plans to continue enrolling patients in dose escalation and expects to present initial clinical pharmacodynamic STING activation data for XMT-2056 in 2025.

Collaborations

Mersana continues to advance its collaborations with both Johnson & Johnson (Dolasynthen research collaboration) and Merck KGaA, Darmstadt, Germany (Immunosynthen research collaboration).

Fourth Quarter 2024 Financial Results

•	Cash, cash equivalents and marketable securities as of December 31, 2024 were $134.6 million. Mersana continues to expect that its capital resources will be sufficient to support its current operating plan commitments into 2026.

•	Net cash used in operating activities for the fourth quarter of 2024 was $19.3 million.

•	Collaboration revenue for the fourth quarter of 2024 was $16.4 million, compared to $10.7 million for the same period in 2023. The year-over-year change was primarily related to increased collaboration revenue recognized under Mersana’s collaboration and license agreements with Johnson & Johnson, Merck KGaA, Darmstadt, Germany and GSK.

•	Research and development (R&D) expenses for the fourth quarter of 2024 were $22.3 million, compared to $21.5 million for the same period in 2023. Included in the fourth quarter of 2024 R&D expenses were $1.7 million in non-cash stock-based compensation expenses. The year-over-year increase in R&D expenses was primarily related to increased costs associated with manufacturing and clinical development activities for Emi-Le and XMT-2056, primarily offset by reduced costs related to clinical development activities for UpRi, a discontinued ADC candidate.

•	General and administrative (G&A) expenses for the fourth quarter of 2024 were $8.9 million, compared to $10.1 million during the same period in 2023. Included in the fourth quarter of 2024 G&A expenses were $1.7 million in non-cash stock-based compensation expenses. The year-over-year decline in G&A expenses was primarily related to reduced employee compensation expense following the company’s 2023 restructuring and reduced consulting and professional services fees.

•	Net loss for the fourth quarter of 2024 was $14.1 million, or $0.11 per share, compared to a net loss of $19.5 million, or $0.16 per share, for the same period in 2023.

Full Year 2024 Financial Results

•	Net cash used in operating activities for full year 2024 was $82.3 million.

•	Collaboration revenue for full year 2024 was $40.5 million, compared to $36.9 million for 2023. The year-over-year increase was primarily related to incremental milestone payments associated with the company’s Johnson and Johnson collaboration and license agreement.

•	R&D expenses for full year 2024 were $73.0 million, compared to $148.3 million for the full year 2023. Included in 2024 R&D expenses were $8.9 million in non-cash stock-based compensation expenses. The decline in R&D expenses was primarily related to reduced costs associated with manufacturing and clinical development activities for UpRi, reduced employee compensation expenses following the company’s restructuring in 2023, and reduced consulting and professional services fees, partially offset by increased costs for clinical development activities for Emi-Le.

•	G&A expenses for full year 2024 were $40.8 million, compared to $59.5 million for the full year 2023. Included in 2024 G&A expenses were $7.6 million in non-cash stock-based compensation expenses. The year-over-year decline in G&A expenses was primarily related to reduced consulting and professional services fees and reduced employee compensation expense following the aforementioned restructuring.

•	Net loss for full year 2024 was $69.2 million, or $0.56 per share, compared to a net loss of $171.7 million, or $1.48 per share, for the full year 2023.

Conference Call Reminder

Mersana will host a conference call today at 8:00 a.m. ET to discuss business updates and its financial results for the fourth quarter and full year of 2024. To access the call, please dial 833-255-2826 (domestic) or 412-317-0689 (international). A live webcast of the presentation will be available on the Investors & Media section of the Mersana website at www.mersana.com, and a replay of the webcast will be available in the same location following the conference call for approximately 90 days.

About Mersana Therapeutics

Mersana Therapeutics is a clinical-stage biopharmaceutical company focused on the development of novel antibody-drug conjugates (ADCs) and driven by the knowledge that patients are waiting for new treatment options. The company has developed proprietary cytotoxic (Dolasynthen) and immunostimulatory (Immunosynthen) ADC platforms that are generating a pipeline of wholly-owned and partnered product candidates with the potential to treat a range of cancers. Its pipeline includes Emi-Le (emiltatug ledadotin; XMT-1660), a Dolasynthen ADC targeting B7-H4, and XMT-2056, an Immunosynthen ADC targeting a novel epitope of human epidermal growth factor receptor 2 (HER2). Mersana routinely posts information that may be useful to investors on the “Investors & Media” section of its website at www.mersana.com.

Forward-Looking Statements

This press release contains “forward-looking” statements and information within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “aims,” “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “plans,” “possible,” “potential,” “seeks,” “will” and variations of these words or similar expressions, although not all forward-looking statements contain these words. Forward-looking statements in this press release include, but are not limited to, statements concerning Mersana’s plans regarding the clinical development of Emi-Le and XMT-2056, including with respect to the progress and design of the clinical trials of these product candidates; the potential clinical benefits of Emi-Le; Mersana’s efforts to identify an additional dose for investigation in the expansion portion of its Phase 1 clinical trial of Emi-Le; Mersana’s planned data presentations, including with respect to its Phase 1 clinical trial of Emi-Le and to clinical pharmacodynamic STING activation data related to XMT-2056; Mersana’s collaborations with third parties; the development and potential of Mersana’s product candidates, platforms, technology and pipeline of ADC candidates; and Mersana’s expected cash runway. Mersana may not actually achieve the plans, intentions or expectations disclosed in these forward-looking statements, and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in these forward-looking statements as a result of various factors, including, among other things, uncertainties inherent in research and development, in the advancement, progression and completion of clinical trials and in the clinical development of Mersana’s product candidates, including Emi-Le and XMT-2056; the risk that Mersana may face delays in patient enrollment in its Phase 1 clinical trials of Emi-Le and XMT-2056; the risk that outcomes of preclinical studies may not be predictive of clinical trial results; the risk that initial or interim results from a clinical trial may not be predictive of the final results of the trial or the results of future trials; the risk that clinical trial data may not support regulatory applications or approvals; the risk that Mersana may not realize the intended benefits of its platforms, technology and collaborations; the risk that Mersana's projections regarding its expected cash runway are inaccurate or that the conduct of its business requires more cash than anticipated; and other important factors, any of which could cause Mersana’s actual results to differ from those contained in the forward-looking statements, that are described in greater detail in the section entitled “Risk Factors” in Mersana’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (“SEC”) on November 13, 2024, as well as in other filings Mersana may make with the SEC in the future. Any forward-looking statements contained in this press release speak only as of the date hereof, and Mersana expressly disclaims any obligation to update any forward-looking statements contained herein, whether because of any new information, future events, changed circumstances or otherwise, except as otherwise required by law.

Mersana Therapeutics, Inc.

Selected Condensed Consolidated Balance Sheet Data

(in thousands and unaudited)

	December 31,	December 31,
	2024	2023
Cash, cash equivalents and marketable securities	$134,620	$209,084
Working capital(1)	74,446	150,420
Total assets	144,663	226,060
Total stockholders' (deficit) equity	(9,509)	36,904

(1) The company defines working capital as current assets less current liabilities.

Mersana Therapeutics, Inc.

Condensed Consolidated Statement of Operations

(in thousands, except share and per share data, and unaudited)

	Three months ended		Twelve months ended
	December 31,	December 31,	December 31,	December 31,
	2024	2023	2024	2023
Collaboration revenue	$16,361	$10,701	$40,497	$36,855
Operating expenses:
Research and development	22,286	21,495	73,020	148,269
General and administrative	8,886	10,134	40,813	59,543
Restructuring expenses	-	499	-	8,713
Total operating expenses	31,172	32,128	113,833	216,525
Total other income, net	694	1,883	4,562	8,000
Loss before income taxes	(14,117)	(19,544)	(68,774)	(171,670)
Income tax expense	-	-	(418)	-
Net loss	$(14,117)	$(19,544)	$(69,192)	$(171,670)
Net loss per share — basic and diluted	$(0.11)	$(0.16)	$(0.56)	$(1.48)
Weighted-average number of common shares — basic and diluted	123,558,203	120,614,350	122,539,598	116,112,891

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Contact:

Jason Fredette

617-498-0020

jason.fredette@mersana.com